Exhibit 99.1
NEWS RELEASE
July 7, 2008
To our Shareholders:
     We are announcing today our August 1, 2008 dividend. The dividend will be $.20 per share. This compares to a dividend of $.28 per share paid May 1, 2008. The decrease in the dividend is due to a decrease in our earnings for the second quarter of the year.
     You may recall from our May dividend letter that we avoided the sub-prime and brokered mortgage “crisis”. However, we cannot avoid the impact of the softening economy and falling real estate values. The economy is having a significant effect on some of our customers and, therefore, affects us. Specifically, factors which impacted our second quarter earnings are:
•	We have fourteen loans in the process of foreclosure where we do not expect to recover the entire balance of the loan. Five are home mortgages, and nine are mortgages on commercial properties. Our estimate, based upon the current real estate market, is that the property value is $554,000 (or 22%) less than the balance due on the loans. We wrote down this amount in the quarter.

•	We have eleven properties that we acquired at foreclosure sales because there were no other satisfactory bidders. Because of the real estate market, we estimate that the properties will sell for $259,000 less than the value on our books. We wrote down this amount in the quarter.

•	We recognized in the quarter a potential loss of $1,000,000 on a loan to a long-term commercial customer. This customer has been directly affected by the economy. Although the customer continues to operate and generates respectable cash flow, the cash flow cannot support full payments on the customer’s loans. In a case like this, we can either try to liquidate the company or work with it to recover as much as possible. We believe that it is more prudent to work with the company. However, we wrote off the possible loss in the quarter.

•	We increased our reserves by $694,000 to cover loans that may have a collateral shortage. The borrowers are currently making payments on these loans. However, our policy has been to set aside a reserve when the value of the collateral is less than the balance due on the loan.

     These factors reduced our earnings to an amount that is far less than the amount that we will pay in dividends for the quarter, even with the dividend reduction. Management and the board gave the dividend great consideration. We wanted to continue our practice of paying a strong dividend, and we recognize that many of our shareholders rely upon our dividends. We also hope that most of the above factors are not recurring events. While we cannot predict or promise future dividends, we determined the dividend with the hope of spreading the impact over several quarters. We expect that this may minimize the effect on our shareholders.
     Apart from these negative events, there is positive news to report. We continue to bring down our deposit costs. This has helped to offset the impact on our loans of the earlier Federal Reserve rate decreases (as we discussed in the May dividend letter). The latest public information provided by the investment banking firm of Keefe Bruyette & Woods indicates our interest margin is 4.03% while the average interest margin of Ohio publicly traded banks between $250 million and $5 billion in size is 3.65%. This indicates that we continue to generate a strong net interest income relative to our peers. We also continue to see loan opportunities, though we are being very selective in the loans that we make. We have been able to retain our core deposits in this competitive environment, and we have seen the number of checking accounts increase. We are also very pleased with the growth in Citizens Wealth Management, which now has approximately $375,000,000 in managed assets.
     Your management and board are confident regarding how we are positioned as a company. We have experienced staff in all areas of banking, we now have a more geographically diverse branch network providing expanded opportunities, and we have a solid and loyal customer base. A major variable is the economy — and this is no ordinary economic downturn. We have some customers who are experiencing solid growth, but other customers who are facing previously unknown challenges. Still we cannot lose sight of the fact that the impact of an ever-changing economy is never permanent.
     We will mail your dividend check, along with any follow-up comments that I may have, August 1. If you have any questions, please feel free to call me at 419-627-4555 or email at jomiller@citizensbankco.com.
Very truly yours,
James O. Miller
President and CEO